Exhibit 99.1

Investor Contact:

Cbeyond, Inc.

Rob Clancy

Senior Vice President of Finance

678-486-8023

rob.clancy@cbeyond.com

STOCKHOLDERS OF CBEYOND, INC. APPROVE MERGER AGREEMENT

ATLANTA (July 9, 2014) — Cbeyond, Inc. (NASDAQ: CBEY), (“Cbeyond”), the technology ally to small and mid-sized businesses, announced that at Cbeyond’s annual meeting of stockholders held today, stockholders [overwhelmingly] approved the merger agreement by and among Birch Communications, Inc., Cbeyond, and a wholly owned subsidiary of Birch.

Approximately 97.4 percent of the shares voting at today’s annual meeting were voted in favor of the adoption of the merger agreement, which represented approximately 83.9 percent of Cbeyond’s total outstanding shares of common stock as of June 2, 2014, the record date for the annual meeting. In addition, the Cbeyond stockholders, with at least a majority of the votes cast in favor, (i) voted affirmatively for a non-binding, advisory resolution on certain compensation payable or that may become payable to Cbeyond’s named executive officers in connection with the merger; (ii) elected both of the Class III nominees for director, James F. Geiger and Kevin Costello, to hold office until the effective time of the merger, or, if the merger is not completed, with a term to expire in 2017; (iii) ratified the appointment of Ernst & Young LLP as Cbeyond’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and (iv) voted affirmatively for a non-binding, advisory resolution on the compensation that was paid to Cbeyond’s named executive officers.

As previously announced on April 21, 2014, Birch and Cbeyond entered into a definitive agreement under which Birch will acquire Cbeyond in an all-cash merger transaction valued at approximately $323 million.

Upon the closing of the merger transaction, Cbeyond will become a wholly owned subsidiary of Birch, and the Cbeyond stockholders (other than Cbeyond stockholders that have exercised rights of appraisal) will be entitled to receive the per share merger consideration for each share of Cbeyond common stock owned at the time of the merger transaction’s closing. Based on the information available as of July 9, 2014, Cbeyond believes that the per share merger consideration in the merger will be $10.00. Cbeyond expects the merger transaction to close on or around July 18, 2014, subject to the satisfaction of the closing conditions set forth in the merger agreement.

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY), is the technology ally for small and mid-sized businesses. We enable our customers to focus on their core business activities by shifting the burden of IT infrastructure management to us. We deliver cloud services, communications and connectivity through award-winning enterprise data centers and a private, IP enterprise network. Founded in 1999, Cbeyond is a technology service provider with a long history of delivering technology and service innovation for small and mid-sized businesses. Please visit www.cbeyond.com for more information.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the merger, the range of consideration of the merger and the ability of the parties to consummate the merger. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Cbeyond undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) conditions to the closing of the merger may not be satisfied and required regulatory approvals may not be obtained; (2) the merger may involve unexpected costs, liabilities or delays; (3) the business of Cbeyond may suffer as a result of uncertainty surrounding the merger; (4) the outcome of any legal proceedings related to the merger; (5) Cbeyond may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (7) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (8) other risks to consummation of the merger, including the risk that the merger may not be consummated within the expected time period or at all. If the merger is consummated, Cbeyond stockholders will cease to have any equity interest in Cbeyond and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of Cbeyond are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2013, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.

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